UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________

Date of Report (Date of earliest event reported) December 13, 2005

First Financial Corporation
(Exact name of registrant as specified in its charter)

Texas	0-5559	74-1502313
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Washington Avenue, Waco, Texas		76701
(Address of principal executive offices)		(Zip Code)

(254) 757-2424
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

Introduction

On December 13, 2005, First Financial Corporation (the "Company") entered into a note purchase agreement (the "Note Purchase Agreement") with Bluebonnet Investments, Ltd., a Texas limited partnership ("BIL") and JRPM Investments, Ltd., a Texas limited partnership ("JRPM") as purchasers, pursuant to which the Company sold three promissory notes (the "Notes"), two of which are convertible, for an aggregate principal amount of $1.2 million.  David W. Mann, the president, chief executive officer and chief financial officer of the Company, is a general and limited partner of JRPM, and RAM Investors, Inc., a corporation of which Mr. Mann is the sole owner, is the other general partner of JRPM.  Bluebonnet Enterprises, Inc., a corporation which is owned by a trust established for the benefit of Mr. Mann and of which Mr. Mann is the president, is the sole general partner of BIL.

Background

In view of the general decline in the Company's performance over approximately the past 24 months and the settlement by First Preference Mortgage Corp. ("FPMC"), the Company's principal operating subsidiary, of claims made by CitiMortgage, Inc. under its loan purchase agreement with FPMC, as reported in the Company's Form 8-K filed with the Commission on August 15, 2005, the Board of Directors of the Company, after receiving reports from the Company's management, determined that it would be necessary for the Company to obtain an infusion of cash prior to December 15, 2005, and that the only effective means of obtaining the needed capital was to obtain it from affiliates (including BIL and JRPM) of its principal shareholder, First Financial Holdings, Ltd, a limited partnership controlled by Mr. David W. Mann, the president and a director of the Company.  On August 18, 2005, the Board of Directors appointed a committee (the "Committee") consisting of its independent directors (Mr. Walter J. Rusek, who served as chairman of the Committee, Mr. Joe Walker, Mr. James Motheral and Dr. Raymond Parker) to consider and act on proposals from Mr. Mann and his affiliates.  Mr. Herbert S. Bristow of the firm of Haley & Olsen of Waco, Texas, acted as legal counsel to the Committee.  In early September 2005, after the Committee considered the qualifications of several financial advisory firms, the Committee engaged the firm of Bernstein Conklin & Balcombe of Dallas, Texas to serve as the Committee's financial advisor.  Bernstein Conklin & Balcombe, founded in 1974, is an independent business valuation and financial advisory firm with substantial experience in providing valuations and consulting services for the financial services industry, among others. After Bernstein Conklin & Balcombe was engaged in early September 2005, the Committee, or representatives of the Committee, and Mr. Bristow met in person or by telephone on several occasions with representatives of Bernstein Conklin & Balcombe and with Mr. Mann to discuss and negotiate proposals made by Mr. Mann on behalf of JRPM and BIL. On December 13, 2005, after negotiations had concluded, the Committee received the report of Bernstein Conklin & Balcombe to the Board of Directors of the Company that, subject to the assumptions set forth in the report, in its opinion, the financial terms of the transaction provided for in the Note Purchase Agreement and related documents were fair to the shareholders of FFC.  A copy of the opinion of Bernstein Conklin & Balcombe is attached as Exhibit 10.01 to this Current Report on Form 8-K.

Note Purchase Agreement

Pursuant to the Note Purchase Agreement, a copy of which is attached as Exhibit 10.02 to this Current Report on Form 8-K, BIL purchased the first Note ("Note 1"), which is not convertible, for the principal amount of $350,000.  The remaining two Notes ("Note 2" and "Note 3") were purchased by JRPM and have principal amounts of $350,000 and $500,000, respectively. The principal amount of each Note is payable in full on December 29, 2006 and interest is payable monthly at the rate of interest published by The Wall Street Journal (WSJ) as the base rate on corporate loans plus 2%. Upon an event of default under the Notes, the interest rate on each Note will increase by 1%, payable on demand.  As more fully described below, each Note is secured by a deed of trust against certain real property owned by the Company or its subsidiaries and each of Note 2 and 3 is also secured by a pledge of stock of direct or indirect subsidiaries of the Company.  Each of Note 2 and Note 3 is convertible into shares of our common stock (the "Common Stock") at the election of the holder.  The conversion price of Note 2 is equal to the greater of $2.50 per share or the book value per share as of the date of conversion.  Unless book value per share exceeds $2.50 on the date of conversion, Note 2 is convertible into 140,000 shares.  The conversion price of Note 3 is $1.5315249 per share and so Note 3 is convertible into 326,472 shares. The conversion prices of Notes 2 and 3 (and therefore the numbers of shares into which these Notes are convertible) are subject to adjustment under customary anti-dilution provisions. Notes 2 and 3 are convertible in whole or in part from date of issuance until their maturity dates or the dates they are paid in full. The final conversion dates are subject to extension, as described below.

The Note Purchase Agreement also grants JRPM an option (the "Option") to acquire up to that number of shares equal to $350,000 divided by the exercise price of the option, which is equal to the greater of $5.00 per share or the book value per share on the date of exercise.  Thus, the maximum number of shares of Common Stock that could be acquired upon the full exercise of the Option is 70,000. Like Notes 2 and 3, the Option exercise price is subject to adjustment under customary anti-dilution provisions. The Option is exercisable in whole or in part from date of issuance until December 31, 2006. The final Option exercise date is subject to extension, as described below.

There are currently 500,000 shares of Common Stock authorized for issuance under the Company's articles of incorporation, 173,528 of which are issued and outstanding.  As a result, only 326,472 shares may be issued pursuant to the conversion of Note 2, Note 3 or the exercise of the Option, without an amendment to the articles to increase the authorized shares of Common Stock.  Pursuant to the Note Purchase Agreement, if JRPM should request it, the Company will be obliged to call a meeting of its shareholders for the purpose of consideration and action by the shareholders with respect to a proposal to amend its articles of incorporation to increase the number of its authorized shares of Common Stock to at least the maximum number of such shares required to effect the conversions and exercise. If JRPM makes such a request, the expiration dates for the conversion of Notes 2 and 3 and for exercise of the Option would be extended until the tenth business day after the date that the Company has sufficient authorized shares to accommodate conversion and exercise.

The Company used the proceeds from the sale of the Notes for working capital needs of the Company and of FPMC, and to bring FPMC into compliance with certain covenants contained in its loan agreement with Colonial Bank, N.C.

Collateral and Intercreditor Agreement

On December 13, 2005, the Company and its subsidiaries entered into various pledge agreements and mortgages in order to secure the Company's obligations under the Notes.  In particular, each of the Notes is secured by liens and security interests in and to certain real property, personal property and fixtures at the site owned by FPMC located at Highway 77 in McLennan County Texas (the "Hwy 77 Property").  Note 1 is secured by a second lien on the Hwy 77 Property (BIL also holds the first lien on that property).  Note 2 is secured by a third lien on the Hwy 77 Property, and Note 3 is secured by a fourth lien on the property.

Note 2 and Note 3 are also secured by various liens and security interests in and to certain real property, personal property and fixtures owned by the Company, Shelter Resources, Inc. ("SRI"), a wholly-owned subsidiary of the Company, and First Preference Properties, Inc. ("FPP"), a wholly-owned subsidiary of FPMC.  In addition, Note 2 and Note 3 are also secured by a pledge of all the stock of FPMC, SRI and First Advisory Services, Inc. held by the Company, and all the stock of FPP held by FPMC.

On December 13, 2005, the Company, Colonial Bank, N.A., BIL, JRPM, and FPMC also entered into an Intercreditor Agreement, pursuant to which the parties agreed to their relative priority and relationship with regard to (i) payments under the Notes and under a pre-existing loan from Colonial Bank to FPMC, and (ii) exercising remedies against the Company and FPMC and any collateral securing the Notes.  Under the Intercreditor Agreement, no party may exercise any rights it may have under the Notes or other loan documents until all parties ranking senior to that party have been paid in full.   A copy of the Intercreditor Agreement is attached as Exhibit 10.03 to this Current Report on Form 8-K.

Amendment to FPMC Bank Loan

On December 13, 2005, FPMC and Colonial Bank also executed the Eleventh Amendment to Mortgage Warehouse Loan and Security Agreement, Waiver and Consent (the "Loan Amendment") pursuant to which Colonial Bank consented to the transactions between FPMC and its affiliates described in this Item 1.01 and agreed to waive certain financial covenant violations under the Mortgage Warehouse Loan and Security Agreement, as amended (the "Agreement").  Under the terms of the Loan Amendment, Colonial Bank also agreed to extend the scheduled maturity date of the Agreement to March 31, 2006, and to make certain other changes to the Agreement.  A copy of the Eleventh Amendment to Mortgage Warehouse Loan and Security Agreement is attached as Exhibit 10.04 to this Current Report on Form 8-K.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

            The information provided in Item 1.01 of this Current Report on Form 8-K regarding the financial obligations that we incurred as a result of the execution of the Note Purchase Agreement is incorporated by reference into this Item 2.03.

Item 3.02        Unregistered Sales of Equity Securities

            On December 13, 2005, pursuant to the Note Purchase Agreement, the Company issued certain instruments that may be considered securities under the Securities Act of 1933, as amended (the "Act"), including Notes 2 and 3 and the Option, which are convertible or exercisable for an aggregate of up to 536,472 shares of Common Stock.  The terms of conversion and exercise of the Notes and the Option, respectively, described in Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 3.02.  To the extent that these instruments are securities, the Company is issuing them and the shares of Common Stock for which they are convertible or exercisable in reliance on exemptions from registration under the Act, including Section 4(2) and Rule 506 of Regulation D thereunder.  Notes 2 and 3 were issued for aggregate consideration of $850,000 cash. The Option is exercisable for an aggregate price of $350,000 cash.

Item 3.03        Material Modification to Rights of Security Holders.

            The Company's obligations under the Note Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K, could materially modify the rights of our common shareholders.  If issued, the Common Stock described in Item 3.02 of this Current Report on Form 8-K will result in significant dilution to our existing common shareholders.

Item 9.01        Financial Statements and Exhibits.

            (c)        Exhibits:

10.01	Letter dated December 13, 2005, from Bernstein Conklin & Balcombe to the Board of Directors of First Financial Corporation.

10.02	Note Purchase Agreement, dated as of December 13, 2005, by and among First Financial Corporation, as borrower, and JRPM Investments, Ltd., and Bluebonnet Investments, Ltd., as purchasers.

10.03	Intercreditor Agreement, dated as of December 13, 2005, by and Colonial Bank, N.A., Bluebonnet Investments, Ltd., JRPM Investments, Ltd., First Financial Corporation, and First Preference Mortgage Corp.

10.04	Eleventh Amendment to Mortgage Warehouse Loan and Security Agreement, Waiver and Consent, dated as of December 13, 2005, between Colonial Bank, N.A. and First Preference Mortgage Corp.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                        FIRST FINANCIAL CORPORATION

By:	/s/ David W. Mann David W. Mann President and Chief Executive Officer

Date: December 19, 2005